Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
SECOND QUARTER 2017 DIVIDEND OF $0.38 PER SHARE
AND ANNOUNCES MARCH 31, 2017 FINANCIAL RESULTS

SECOND QUARTER 2017 DIVIDEND DECLARED

New York, NY —May 3, 2017— Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.38 per share, payable on June 30, 2017 to stockholders of record as of June 15, 2017.

MARCH 31, 2017 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2017.

HIGHLIGHTS

American Capital Acquisition

On January 3, 2017 (the "Acquisition Date"), Ares Capital completed the acquisition of American Capital, Ltd. ("American Capital") (the "American Capital Acquisition"). Ares Capital acquired $3.6 billion of assets, including $2.5 billion of investments, and assumed $226 million of liabilities for total cash and stock consideration of $3.3 billion. In connection with the stock consideration, Ares Capital issued approximately 112 million shares of its common stock to American Capital’s then-existing stockholders (including to holders of outstanding in-the-money American Capital stock options), thereby resulting in our then-existing stockholders owning approximately 73.7% of the combined company and then-existing American Capital stockholders owning approximately 26.3% of the combined company. The financial and other data set forth below for the first quarter of 2017 reflect the results of the combined company, unless otherwise noted.

 Financial

	Q1-17		Q1-16
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.32		$0.37
Net investment income	$94	$0.22	$113	$0.36
Net realized gains	$2	$0.01	$27	$0.09
Net unrealized gains (losses)	$22	$0.05	$(8)	$(0.03)
GAAP net income	$118	$0.28	$132	$0.42
Dividends declared and payable		$0.38		$0.38

	As of
(dollar amounts in millions, except per share data)	March 31, 2017	March 31, 2016	December 31, 2016
Portfolio investments at fair value	$11,407	$9,072	$8,820
Total assets	$11,990	$9,366	$9,245
Stockholders’ equity	$7,035	$5,180	$5,165
Net assets per share	$16.50	$16.50	$16.45
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital

Acquisition, realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For the three months ended March 31, 2017, core EPS excludes $0.06 per share of professional fees and other costs related to the American Capital Acquisition.

Portfolio Activity

(dollar amounts in millions)	Q1-17	Q1-16	Q4-16
Portfolio Activity During the Period:
Gross commitments(3)	$864	$471	$1,164
Exits of commitments	$836	$484	$1,102

Portfolio as of the End of the Period:
Number of portfolio company investments	316	220	218
Weighted average yield of debt and other income producing securities(4):
At amortized cost	9.3%	10.1%	9.3%
At fair value	9.4%	10.3%	9.4%
Weighted average yield on total investments(5):
At amortized cost	8.1%	9.2%	8.3%
At fair value	8.2%	9.3%	8.5%
__________________________________________________

(3)	Excludes investments acquired as part of the American Capital Acquisition.

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable. The weighted average yield of debt and other income producing securities that were acquired as part of the American Capital Acquisition and held as of March 31, 2017 was 10.0% and 10.0% at amortized cost and fair value, respectively.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable. The weighted average yield on total investments that were acquired as part of the American Capital Acquisition and held as of March 31, 2017 was 7.9% and 7.8% at amortized cost and fair value, respectively.

FIRST QUARTER 2017 OPERATING RESULTS

For the first quarter of 2017, Ares Capital reported GAAP net income of $118 million or $0.28 per share (basic and diluted), Core EPS(2) of $0.32 per share (basic and diluted), net investment income of $94 million or $0.22 per share (basic and diluted), and net realized and unrealized gains of $24 million or $0.06 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2017, total assets were $12.0 billion, stockholders’ equity was $7.0 billion and net asset value per share was $16.50.

In the first quarter of 2017, Ares Capital made $864 million in new commitments (excluding investments acquired as part of the American Capital Acquisition), including commitments to 16 new portfolio companies and 12 existing portfolio companies. Of the new commitments, all were sponsored transactions.  As of March 31, 2017, 166 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $864 million in new commitments made during the first quarter of 2017, 74% were in first lien senior secured loans, 20% were in second lien senior secured loans and 6% were in other equity securities. Of these commitments, 93% were in floating rate debt securities, of which 100% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the first quarter of 2017, significant new commitments included:

•	$229 million in a first lien senior secured term loan, a second lien senior secured term loan and equity of a project and portfolio management software provider;

•	$127 million in first lien senior secured revolving and term loans of an alcohol monitoring solutions provider;

•	$90 million in a first lien senior secured term loan of a sand based proppant producer and distributor to the oil and natural gas industry;

•	$50 million in equity of Ivy Hill Asset Management, L.P., Ares Capital's wholly owned portfolio company;

•	$48 million in a first lien senior secured term loan of a leading distributor of food service equipment and supplies;

•	$47 million in a second lien senior secured term loan of a student information system software solutions provider;

•	$44 million in first lien senior secured revolving, delayed draw and term loans and equity of a commercial cutlery services provider;

•	$38 million in a first lien senior secured term loan of a leading provider of enterprise resource planning and manufacturing execution software; and

•	$35 million in first lien senior secured delayed draw and term loans and equity of an audio platform provider for receiving, sending and distributing music.

Also in the first quarter of 2017, Ares Capital exited approximately $836 million of investment commitments (including exits of $284 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 44% were first lien senior secured loans, 17% were second lien senior secured loans, 12% were senior subordinated debt, 2% were collateralized loan obligations and 25% were other equity securities. Of the approximately $836 million of exited investment commitments, 62% were floating rate, 25% were non-interest bearing, 12% were fixed rate and 1% were on non-accrual status.

The fair value of Ares Capital’s portfolio investments at March 31, 2017 was $11.4 billion, including $10.0 billion in accruing debt and other income producing securities. As of March 31, 2017, the total portfolio at fair value included $2.3 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 24% of first lien senior secured loans, 34% of second lien senior secured loans, 2% of subordinated certificates of the Senior Direct Lending Program ("SDLP") (the proceeds of which were applied to co-investments with Varagon and its clients in first lien senior secured loans through the SDLP), 17% of subordinated certificates of the Senior Secured Loan Program ("SSLP") (the proceeds of which were applied to co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation in first lien senior secured loans through the SSLP), 8% of senior subordinated debt securities, 2% of collateralized loan obligations, 4% of preferred equity securities and 9% of other equity securities. As of March 31, 2017, the weighted average yield of debt and other income producing securities in the portfolio at fair value and amortized cost was 9.4% and 9.3%, respectively, the weighted average yield on total investments in the portfolio at fair value and amortized cost was 8.2% and 8.1%, respectively, and 79% of the total investments at fair value were in floating rate securities.

“Our first quarter was highlighted by the closing of the American Capital acquisition on January 3rd, which we continue to believe will add significant long-term value for our shareholders,” said Ares Capital’s Chief Executive Officer, Kipp deVeer.  “However, our core earnings for the first quarter were below our historical levels primarily due to reduced new investment activity and lower fee and interest income, reflecting what we believe to be a more competitive investment environment. In the current market environment, we remain focused on the conservative investment and operating strategy that has served us well in similar markets. With a lower leveraged balance sheet and the opportunity to harvest potential capital gains and execute on our portfolio rotation strategy, we believe we have multiple levers to drive future earnings improvement.”

“Our acquisition of American Capital was accretive to our net asset value and helped drive growth in our net asset value for the first quarter,” said Penni Roll, Chief Financial Officer. “We expect the earnings contribution from the American Capital acquisition will improve in future periods and that we will benefit from Ares Management’s fee waiver, which begins in the second quarter."

 PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital's “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Ares Capital assigned a fair value as of the Acquisition Date to each of the portfolio investments acquired in connection with the American Capital Acquisition. The initial cost basis of each investment acquired was equal to the fair value of such investment as of the Acquisition Date. Many of these portfolio investments were assigned a fair value reflecting a discount to American Capital’s cost basis at the time of American Capital’s origination or acquisition. Each investment was initially assessed a grade of 3 (i.e., generally the grade we assign a portfolio company at acquisition), reflecting the relative risk to our initial cost basis of such investments. It is important to note that our grading system does not take into account factors or events in respect of the period from when American Capital originated or acquired such portfolio investments or the current status of these portfolio investments in terms of compliance with debt facilities, financial performance and similar factors. Rather, it is only intended to measure risk from the time that we acquired the portfolio investment in connection with the American Capital Acquisition. Accordingly, it is possible that the grades of these portfolio investments may be reduced or increased in the future.

As of March 31, 2017 and December 31, 2016, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.9% and 2.9%, respectively, of total investments at amortized cost (or 1.1% and 0.8%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In January 2017, Ares Capital entered into an agreement to amend its revolving funding facility (as amended, the “Revolving Funding Facility”) that, among other things, (a) increased the commitments under the Revolving Funding Facility from $540 million to $1.0 billion, (b) extended the reinvestment period from May 14, 2017 to January 3, 2019, (c) extended the stated maturity date from May 14, 2019 to January 3, 2022, (d) modified the interest rate charged on the Revolving Funding Facility from a rate based on LIBOR plus applicable spreads ranging from 2.25% to 2.50% or on a “base rate” (as defined in the agreements governing the Revolving Funding Facility) over applicable spreads ranging from 1.25% to 1.50%, in each case, determined monthly based on the composition of the borrowing base relative to outstanding borrowings under the Revolving Funding Facility, to a rate based on LIBOR plus 2.30% per annum or a “base rate” plus 1.30% per annum, (e) added a commitment termination premium in an amount equal to 1.00% for any commitment reduction prior to January 3, 2018 and 0.50% for any commitment reduction prior to July 3, 2018, and (f) modified certain loan portfolio concentration limits.

In January 2017, Ares Capital entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”) that, among other things, (a) added a term loan tranche in an amount equal to $383 million with a stated maturity date of January 4, 2022, (b) extended the expiration of the revolving period for certain lenders electing to extend their commitments in an amount equal to $1.6 billion from May 4, 2020 to January 4, 2021, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, (c) extended the stated maturity date for certain lenders electing to extend their revolving commitments in an amount equal to

$1.6 billion from May 4, 2021 to January 4, 2022, (d) permitted certain lenders who previously elected not to extend their commitments in an amount equal to $45 million to remain subject to the revolving period and stated maturity date of May 4, 2019 and May 4, 2020, respectively, and (e) permitted certain lenders electing not to extend their commitments in an amount equal to $75 million to remain subject to the revolving period and stated maturity date of May 4, 2020 and May 4, 2021, respectively. The total size of the Revolving Credit Facility is $2.1 billion following the amendment and restatement thereof. The Revolving Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the facility by an amount up to $1.0 billion.

In January 2017, Ares Capital issued $350 million aggregate principal amount of unsecured convertible notes that mature on February 1, 2022 (the “2022 Convertible Notes”), unless previously converted or repurchased in accordance with their terms. Ares Capital does not have the right to redeem the 2022 Convertible Notes prior to maturity. In February 2017, the initial purchasers of the 2022 Convertible Notes exercised their option to purchase an additional $38 million aggregate principal amount of the 2022 Convertible Notes bringing the total aggregate principal amount outstanding of the 2022 Convertible Notes to $388 million. The 2022 Convertible Notes bear interest at a rate of 3.75% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2017. In certain circumstances, the 2022 Convertible Notes will be convertible into cash, shares of Ares Capital’s common stock or a combination of cash and shares of Ares Capital’s common stock, at its election, at an initial conversion rate of 51.5756 shares of common stock per one thousand dollar principal amount of the 2022 Convertible Notes, which was equivalent to an initial conversion price of approximately $19.39 per share of Ares Capital’s common stock, subject to customary anti-dilution adjustments. The initial conversion price was approximately 15% above the $16.86 per share closing price of Ares Capital’s common stock on January 23, 2017.

In March 2017, Ares Capital repaid in full $162 million in aggregate principal amount of unsecured convertible notes due in March 2017 upon their maturity.

As of March 31, 2017, Ares Capital had $247 million in cash and cash equivalents and $4.7 billion in total aggregate principal amount of debt outstanding ($4.6 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.2 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of March 31, 2017.

FIRST QUARTER 2017 DIVIDEND

Ares Capital declared on February 22, 2017 a first quarter dividend of $0.38 per share for a total of approximately $162 million. The record date for this dividend was March 15, 2017 and the dividend was paid on March 31, 2017.

RECENT DEVELOPMENTS

From April 1, 2017 through April 26, 2017, Ares Capital made new investment commitments of approximately $533 million, of which $469 million were funded. Of these new commitments, 76% were in first lien senior secured loans, 17% were in second lien senior secured loans and 7% were in investments in the SDLP Certificates to make co-investments with Varagon in floating rate first lien senior secured loans through the SDLP. Of the approximately $533 million of new investment commitments, 99% were floating rate and 1% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.0%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From April 1, 2017 through April 26, 2017, Ares Capital exited approximately $810 million of investment commitments, including $105 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments, 59% were first lien senior secured loans, 26% were second lien senior secured loans, 7% were senior subordinated loans, 7% were preferred equity securities and 1% were collateralized loan obligations. Of the approximately $810 million of exited investment commitments, 89% were floating rate, 7% were non-interest bearing, 3% were fixed rate and 1% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.9%. On the approximately $810 million of investment commitments exited from April 1, 2017 through April 26, 2017, Ares Capital recognized total net realized gains of approximately $107 million, including net realized gains of approximately $20 million on investment commitments exited that were acquired in the American Capital Acquisition.

In addition, as of April 26, 2017, Ares Capital had an investment backlog and pipeline of approximately $400 million and $580 million, respectively. Investment backlog includes transactions approved by Ares Capital's investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital's acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, May 3, 2017 at 12:00 p.m. (ET) to discuss its quarter ended March 31, 2017 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital's website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 9230848 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 16, 2017 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10104142. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital's website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company ("BDC") and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital's future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital's filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Carl G. Drake
John Stilmar
Ares Capital Corporation
(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2017	December 31, 2016
ASSETS
Total investments at fair value (amortized cost of $11,602 and $9,034, respectively)	$11,407	$8,820
Cash and cash equivalents	247	223
Interest receivable	128	112
Receivable for open trades	75	29
Other assets	133	61
Total assets	$11,990	$9,245
LIABILITIES
Debt	$4,585	$3,874
Base management fees payable	39	34
Income based fees payable	32	32
Capital gains incentive fees payable	54	38
Accounts payable and other liabilities	195	58
Interest and facility fees payable	42	44
Payable for open trades	8	—
Total liabilities	4,955	4,080
STOCKHOLDERS' EQUITY
Common stock, par value $0.001 per share, 500 common shares authorized; 426 and 314 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,206	5,292
Accumulated undistributed (overdistributed) net investment income	(31)	37
Accumulated net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	59	57
Net unrealized losses on investments, foreign currency and other transactions	(199)	(221)
Total stockholders' equity	7,035	5,165
Total liabilities and stockholders' equity	$11,990	$9,245
NET ASSETS PER SHARE	$16.50	$16.45

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$231	$207
Capital structuring service fees	12	16
Dividend income	24	16
Management and other fees	3	5
Other income	5	4
Total investment income	275	248

EXPENSES
Interest and credit facility fees	55	50
Base management fees	39	35
Income based fees	32	29
Capital gain incentive fees	16	4
Administrative fees	3	4
Professional fees and other costs related to the American Capital Acquisition	26	1
Other general and administrative	8	7
Total expenses	179	130
NET INVESTMENT INCOME BEFORE INCOME TAXES	96	118
Income tax expense, including excise tax	2	5
NET INVESTMENT INCOME	94	113
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	2	27
Net unrealized gains (losses)	22	(8)
Net realized and unrealized gains on investments, foreign currency and other transactions	24	19
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$118	$132
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.28	$0.42
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	422	314

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2017 and 2016 are provided below.

	For the Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.32	$0.37
Professional fees and other costs related to the American Capital Acquisition	(0.06)	—
Net realized and unrealized gains	0.06	0.06
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.04)	(0.01)
Income tax expense related to realized gains and losses	—	—
Basic and diluted GAAP EPS	$0.28	$0.42
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.